Trimble Second Quarter 2008 Revenue $377.8 Million, Up 15 Percent
GAAP Earnings Per Share $0.39
Non-GAAP Earnings Per Share $0.49

SUNNYVALE, Calif., July 24, 2008 – Trimble (NASDAQ: TRMB) today announced revenue of $377.8 million for its second quarter of 2008 ended June 27, 2008. Revenue was up approximately 15 percent from revenue of $327.7 million in the second quarter of 2007.

Operating income for the second quarter of 2008 was $62.9 million, up 12 percent from operating income of $56.0 million in the second quarter of 2007. Operating margins in the second quarter of 2008 were 16.7 percent, down slightly from operating margins of 17.1 percent in the second quarter of 2007. Amortization of intangibles increased from $10.4 million in the second quarter of 2007 to $10.9 million in the second quarter of 2008. The impact of stock-based compensation expense was flat year-over-year at $3.8 million. There was a $3.3 million restructuring expense in the second quarter of 2008 and a $333 thousand restructuring expense in the second quarter of 2007. Excluding these impacts, non-GAAP operating income of $81.0 million was up 15 percent compared to the second quarter of 2007. Non-GAAP operating margins were 21.4 percent in the second quarter of 2008, approximately flat compared to 21.5 percent in the second quarter of 2007.

Net income for the second quarter of 2008 was $48.6 million, up 39 percent compared to net income of $35.0 million in the second quarter of 2007. Diluted earnings per share for the second quarter of 2008 were $0.39, up 39 percent from diluted earnings per share of $0.28 in the second quarter of 2007.

The tax rate for the second quarter of 2008 was 28 percent, compared to 38 percent in the second quarter of 2007. The lower tax rate is due to the previously announced implementation of a global supply chain structure. Trimble now expects the full-year tax rate to be 31 percent versus previous guidance of 33 percent.

Adjusting for the amortization of intangibles and the impact of stock-based compensation and restructuring expenses, non-GAAP net income of $61.7 million for the second quarter of 2008 was up 40 percent compared to non-GAAP net income of $44.1 million in the second quarter of 2007. Non-GAAP earnings per share for the second quarter of 2008 were $0.49, up 40 percent from non-GAAP earnings per share of $0.35 in the second quarter of 2007.

“The Field Solutions segment continued its strong growth trend in the second quarter and we expect a robust agricultural environment for the remainder of the year. The environment for the Engineering and Construction segment remains uncertain in the U.S. and European markets, with continued strength outside those regions,” said Steven W. Berglund, Trimble’s chief executive officer.

“Although the Mobile Solutions segment has not yet reached our financial goals, potential large customers are showing significant, increased interest in our mobile products. This interest is driven by higher fuel prices, which are putting pressure on operating costs. We believe this improving sales pipeline has the potential to generate significant growth in revenue and profitability in 2009 in the segment. We continue to invest aggressively in anticipation of this growth,” Berglund continued.

”While recognizing the potential impact of economic uncertainties we are reiterating the total company revenue guidance and increasing the earnings per share guidance for the year.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, in-process research and development and the impact of stock-based compensation expense.

Engineering and Construction
Second quarter 2008 Engineering and Construction (E&C) revenue was $213.0 million, up approximately 7 percent when compared to revenue of $198.9 million in the second quarter of 2007. E&C growth was driven by strong international sales partially offset by slower conditions in the U.S.

Second quarter 2008 operating income in E&C was $45.2 million, or 21.2 percent of revenue, compared to $52.4 million, or 26.3 percent of revenue, in the second quarter of 2007.

Non-GAAP operating income in E&C was $46.2 million, or 21.7 percent of revenue, in the second quarter of 2008 compared to $53.2 million, or 26.7 percent of revenue, in the second quarter of 2007. As in the first quarter of 2008, the decline in operating margins resulted from the impact of foreign exchange rates, the impact of recent acquisitions which have not yet fully contributed to profitability, higher marketing and product development costs, and product mix.

Field Solutions
Second quarter 2008 Field Solutions revenue was $90.1 million, up approximately 63 percent compared to revenue of $55.3 million in the second quarter of 2007. Revenue growth was driven primarily by strong demand for agricultural products.

Second quarter 2008 operating income in Field Solutions was $34.8 million, or 38.6 percent of revenue compared to $18.4 million, or 33.3 percent of revenue, in the second quarter of 2007.

Non-GAAP operating income in Field Solutions was $35.0 million, or 38.9 percent of revenue, in the second quarter of 2008 compared to $18.6 million, or 33.6 percent of revenue, in the second quarter of 2007. Operating margin expansion resulted from operating leverage due to increased sales.

Mobile Solutions
Second quarter 2008 Mobile Solutions revenue was $42.3 million, up approximately 3 percent when compared to revenue of $40.9 million in the second quarter of 2007.

Second quarter 2008 operating income in Mobile Solutions was $1.9 million, or 4.6 percent of revenue compared to $2.9 million, or 7.1 percent of revenue, in the second quarter of 2007.

Non-GAAP operating income in Mobile Solutions was $3.1 million, or 7.4 percent of revenue, in the second quarter of 2008 compared to $4.4 million, or 10.8 percent of revenue, in the second quarter of 2007. Operating income was impacted primarily by losses from the field service and direct store delivery products, which are expected to show improvement as a new product platform is rolled out.

Advanced Devices
Second quarter 2008 Advanced Devices revenue was $32.4 million, approximately flat when compared to revenue of $32.7 million in the second quarter of 2007.

Second quarter 2008 operating income in Advanced Devices was $6.6 million, or 20.3 percent of revenue compared to $5.4 million, or 16.5 percent of revenue, in the second quarter of 2007.

Non-GAAP operating income in Advanced Devices was $6.9 million, or 21.3 percent of revenue, in the second quarter of 2008 compared to $5.7 million, or 17.4 percent of revenue, in the second quarter of 2007. Improvements in operating margins were due to product mix.

Stock Repurchase Program
In January, Trimble announced a stock repurchase program for up to $250 million. As part of this program, in the first quarter of 2008, Trimble repurchased approximately 968 thousand shares of Trimble stock at an average purchase price of $26.71. In the second quarter of 2008, Trimble repurchased approximately 287 thousand shares of Trimble stock at an average purchase price of $36.25. Subsequent to the end of the second quarter, as of July 24, 2008, Trimble repurchased 741 thousand shares of Trimble stock at an average purchase price of $33.18.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward-Looking Guidance
In the third quarter of 2008, Trimble expects revenue to grow 13 to 15 percent compared to the third quarter of 2007, with revenue between $335 million and $340 million. Trimble expects third quarter 2008 GAAP earnings per share between $0.26 and $0.28 and non-GAAP earnings per share between $0.34 and $0.36. Non-GAAP guidance for the third quarter of 2008 excludes the amortization of intangibles expected to be $10.9 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.8 million. Both GAAP and non-GAAP guidance use a 31 percent tax rate and assume 125.7 million shares outstanding.

Trimble has modified its full-year 2008 guidance incorporating the lower tax rate of 31 percent. Revenue for the full year 2008 is expected to grow 15 to 17 percent. Full-year non-GAAP earnings per share are expected to be $1.54 to $1.59, versus previous guidance of $1.50 to $1.55.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on July 24, 2008 at 1:30 p.m. PT to review its second quarter 2008 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the pass code is 54071517. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,600 employees in over 18 countries.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in-process research and development expense, amortization of purchased intangibles, gross margin and earnings per share estimates for the third quarter and full-year 2008, the impact on operating income for the Company’s mobile solutions segment as a new product platform is rolled out, and the potential for the mobile solutions segment to generate significant revenue and profitability in 2009. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. The potential impact of our new mobile solutions product platform and the ability of that segment to generate significant revenue and profitability in 2009 could be adversely affected by any delays in the roll out of the new platform or reduction in capital spending in its target customer base. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the third quarter and full year 2008 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	Jun-27,	Jun-29,	Jun-27,	Jun-29,
	2008	2007	2008	2007

Revenue	$377,767	$327,732	$733,063	$613,464
Cost of sales	190,668	160,563	371,588	303,165
Gross margin	187,099	167,169	361,475	310,299
Gross margin (%)	49.5%	51.0%	49.3%	50.6%

Operating expenses
Research and development	39,405	33,867	76,750	65,030
Sales and marketing	51,904	47,546	103,062	89,693
General and administrative	25,289	24,278	47,979	45,920
Restructuring	2,414	333	2,414	3,025
Amortization of purchased intangible assets	5,163	5,195	10,306	9,301
In-process research and development	-	-	-	2,112
Total operating expenses	124,175	111,219	240,511	215,081

Operating income	62,924	55,950	120,964	95,218

Non-operating income, net
Interest income	508	593	965	1,836
Interest expense	(413)	(2,459)	(1,175)	(3,859)
Foreign currency transaction gain (loss), net	1,253	(430)	2,221	(73)
Income from joint ventures, net	2,618	2,080	4,633	4,502
Other income (expense), net	153	487	(754)	722
Total non-operating income, net	4,119	271	5,890	3,128

Income before taxes	67,043	56,221	126,854	98,346

Income tax provision	18,444	21,195	38,188	34,637
Net income	$48,599	$35,026	$88,666	$63,709

Earnings per share :
Basic	$0.40	$0.29	$0.73	$0.54
Diluted	$0.39	$0.28	$0.71	$0.52

Shares used in calculating earnings per share :
Basic	121,523	119,621	121,495	117,535
Diluted	125,712	124,584	125,435	122,539

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Jun-27,	Dec-28,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$79,823	$103,202
Accounts receivables, net	267,200	239,884
Other receivables	9,985	10,201
Inventories, net	153,369	143,018
Deferred income taxes	42,257	44,333
Other current assets	17,004	15,661
Total current assets	569,638	556,299

Property and equipment, net	51,615	51,444
Goodwill	713,010	675,850
Other purchased intangible assets, net	186,971	197,777
Other non-current assets	62,598	57,989

Total assets	$1,583,832	$1,539,359

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$137	$126
Accounts payable	73,581	67,589
Accrued compensation and benefits	56,149	55,133
Deferred revenue	59,077	49,416
Accrued warranty expense	11,942	10,806
Income taxes payable	14,060	14,802
Other accrued liabilities	36,333	51,980
Total current liabilities	251,279	249,852

Non-current portion of long-term debt	432	60,564
Non-current deferred revenue	10,719	15,872
Deferred income taxes	59,976	47,917
Other non-current liabilities	52,503	56,128

Total liabilities	374,909	430,333

Commitments and contingencies

Shareholders' equity:
Common stock	683,274	660,749
Retained earnings	447,806	388,557
Accumulated other comprehensive income	77,843	59,720
Total shareholders' equity	1,208,923	1,109,026

Total liabilities and shareholders' equity	$1,583,832	$1,539,359

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Six Months Ended
	Jun-27,	Jun-29,
	2008	2007

Cash flow from operating activities:
Net Income	$88,666	$63,709

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	9,274	8,426
Amortization expense	21,811	18,394
Provision for doubtful accounts	119	358
Amortization of debt issuance cost	113	105
Deferred income taxes	(2,791)	(8,636)
Non-cash restructuring expense	-	1,725
Stock-based compensation	7,777	7,145
In-process research and development	-	2,112
Equity gain from joint ventures	(4,633)	(4,502)
Excess tax benefit for stock-based compensation	(5,249)	(5,929)
Provision for excess and obsolete inventories	3,283	1,941
Other non-cash items	1	139

Add decrease (increase) in assets:
Accounts receivables	(26,832)	(41,832)
Other receivables	481	2,968
Inventories	(8,997)	(11,760)
Other current and non-current assets	(464)	9,414

Add increase (decrease) in liabilities:
Accounts payable	4,637	(6,298)
Accrued compensation and benefits	(303)	80
Accrued liabilities	(597)	3,136
Deferred revenue	3,974	12,132
Income taxes payable	10,093	33,630
Net cash provided by operating activities	100,363	86,457

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(45,082)	(277,743)
Acquisition of property and equipment	(7,932)	(6,270)
Dividends received	151	581
Other	(14)	378
Net cash used in investing activities	(52,877)	(283,054)

Cash flow from financing activities:
Issuance of common stock	15,425	15,761
Excess tax benefit for stock-based compensation	5,249	5,929
Repurchase and retirement of common stock	(36,293)	-
Proceeds from long-term debt and revolving credit lines	-	250,000
Payments on long-term debt and revolving credit lines	(60,314)	(127,517)
Other	-	-
Net cash provided by (used in) financing activities	(75,933)	144,173

Effect of exchange rate changes on cash and cash equivalents	5,068	(3,437)

Net decrease in cash and cash equivalents	(23,379)	(55,861)
Cash and cash equivalents - beginning of period	103,202	129,621

Cash and cash equivalents - end of period	$79,823	$73,760

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended		Six Months Ended
		Jun-27,	Jun-29,	Jun-27,	Jun-29,
		2008	2007	2008	2007

REVENUE:		$377,767	$327,732	$733,063	$613,464

GROSS MARGIN:
GAAP gross margin:		$187,099	$167,169	$361,475	$310,299
Restructuring	( A )	930	-	930	-
Amortization of purchased intangibles	( B )	5,755	5,237	11,416	9,026
Stock-based compensation	( D )	487	429	980	771
Amortization of acquisition-related inventory step-up	( E )	-	-	183	-
Non-GAAP gross margin:		$194,271	$172,835	$374,984	$320,096
Non-GAAP gross margin (% of revenue)		51.4%	52.7%	51.2%	52.2%

OPERATING EXPENSES:
GAAP operating expenses:		$124,175	$111,219	$240,511	$215,081
Restructuring	( A )	(2,414)	(333)	(2,414)	(3,025)
Amortization of purchased intangibles	( B )	(5,163)	(5,195)	(10,306)	(9,301)
In-process research and development	( C )	-	-	-	(2,112)
Stock-based compensation	( D )	(3,308)	(3,363)	(6,797)	(6,374)
Non-GAAP operating expenses:		$113,290	$102,328	$220,994	$194,269

OPERATING INCOME:
GAAP operating income:		$62,924	$55,950	$120,964	$95,218
Restructuring	( A )	3,344	333	3,344	3,025
Amortization of purchased intangibles	( B )	10,918	10,432	21,722	18,327
In-process research and development	( C )	-	-	-	2,112
Stock-based compensation	( D )	3,795	3,792	7,777	7,145
Amortization of acquisition-related inventory step-up	( E )	-	-	183	-
Non-GAAP operating income:		$80,981	$70,507	$153,990	$125,827
Non-GAAP operating margin (% of revenue)		21.4%	21.5%	21.0%	20.5%

NET INCOME:
GAAP net income:		$48,599	$35,026	$88,666	$63,709
Restructuring	( A )	3,344	333	3,344	3,025
Amortization of purchased intangibles	( B )	10,918	10,432	21,722	18,327
In-process research and development	( C )	-	-	-	2,112
Stock-based compensation	( D )	3,795	3,792	7,777	7,145
Amortization of acquisition-related inventory step-up	( E )	-	-	183	-
Income tax effect on non-GAAP adjustments	( F )	(4,966)	(5,489)	(9,907)	(10,610)
Non-GAAP net income:		$61,690	$44,094	$111,785	$83,708

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:		$0.39	$0.28	$0.71	$0.52
Non-GAAP diluted net income per share:		$0.49	$0.35	$0.89	$0.68

SHARES USED TO COMPUTE DILUTED NET
INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute
net income per share:		125,712	124,584	125,435	122,539

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$10,474		$28,163
Increase in revenue		$50,035		$119,599
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		20.9%		23.5%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

( A )
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B )
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,755K and $5,237K of the amortization of purchased intangibles was included in cost of sales for the three months ended June 27, 2008 and June 29, 2007, and approximately $5,163K and $5,195K was reported as a separate line within operating expenses for the three months ended June 27, 2008 and June 29, 2007, respectively. Approximately $11,416K and $9,026K of the amortization of purchased intangibles was included in cost of sales for the six months ended June 27, 2008 and June 29, 2007, and approximately $10,306K and $9,301K was reported as a separate line within operating expenses for the six months ended June 27, 2008 and June 29, 2007, respectively.

( C )
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. For the three and six months ended June 27, 2008 and June 29, 2007, stock-based compensation was allocated as follows:

	Three Months Ended		Six Months Ended
	Jun-27,	Jun-29,	Jun-27,	Jun-29,
	2008	2007	2008	2007
Cost of sales	$487	$429	$980	$771
Research and development	916	1,022	1,833	1,751
Sales and Marketing	931	974	1,961	1,741
General and administrative	1,461	1,367	3,003	2,882
	$3,795	$3,792	$7,777	$7,145

( E )
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. The increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is reflective of our ongoing operating results, and it is not used by management to assess the core profitability of our business operations.

( F )	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
( Dollars in thousands)
(Unaudited)

		Reporting Segments
		Engineering
		and	Field	Mobile	Advanced
		Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED JUNE 27, 2008:
Revenue		$213,019	$90,070	$42,285	$32,393

GAAP operating income before corporate allocations:		$45,161	$34,808	$1,942	$6,578
Stock-based compensation	( G )	1,076	199	1,187	315
Non-GAAP operating income before corporate allocations:		$46,237	$35,007	$3,129	$6,893
Non-GAAP operating margin (% of segment external net revenues)		21.7%	38.9%	7.4%	21.3%

THREE MONTHS ENDED JUNE 29, 2007:
Revenue		$198,853	$55,273	$40,927	$32,679

GAAP operating income before corporate allocations:		$52,371	$18,398	$2,906	$5,384
Stock-based compensation	( G )	806	164	1,527	303
Non-GAAP operating income before corporate allocations:		$53,177	$18,562	$4,433	$5,687
Non-GAAP operating margin (% of segment external net revenues)		26.7%	33.6%	10.8%	17.4%

SIX MONTHS ENDED JUNE 27, 2008:
Revenue		$407,199	$178,107	$86,296	$61,461

GAAP operating income before corporate allocations:		$82,115	$69,903	$4,395	$11,270
Stock-based compensation	( G )	2,047	397	2,595	642
Non-GAAP operating income before corporate allocations:		$84,162	$70,300	$6,990	$11,912
Non-GAAP operating margin (% of segment external net revenues)		20.7%	39.5%	8.1%	19.4%

SIX MONTHS ENDED JUNE 29, 2007:
Revenue		$374,457	$106,235	$70,784	$61,988

GAAP operating income before corporate allocations:		$94,535	$35,026	$3,923	$8,727
Stock-based compensation	( G )	1,678	354	2,269	667
Non-GAAP operating income before corporate allocations:		$96,213	$35,380	$6,192	$9,394
Non-GAAP operating margin (% of segment external net revenues)		25.7%	33.3%	8.7%	15.2%

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. Stock-based compensation not allocated to the reportable segments was approximately $1,018K and $992K for the three months ended June 27, 2008 and June 29, 2007, respectively and $2,096K and $2,177K for the six months ended June 27, 2008 and June 29, 2007, respectively.